MIRANT CORPORATION

Offers to Exchange its

8.25% Senior Secured Notes due 2008,
Warrants and Cash
for all of its
7.4% Senior Notes due 2004
(CUSIP No. 842815 AC 6)
and all of its
2.5% Convertible Senior Debentures due 2021
(CUSIP No. 604675 AB 4)

To Our Clients:

      Enclosed for your consideration is the Second Amended Offering Circular and Disclosure Statement and Solicitation of Acceptances of a Prepackaged Plan of Reorganization, dated June 30, 2003 (the “Offering Circular”), and the related Amended Letter of Transmittal (the “Letter of Transmittal”), relating to the offer (i) to exchange (the “Senior Notes Exchange Offer”) $1,000 principal amount of Mirant Corporation’s 8.25% Senior Secured Notes due 2008 (the “New Secured Notes”), $5.00 in cash, and warrants to purchase 22.47 shares of Mirant common stock (the “Warrants,” and together with the New Secured Notes and the cash, the “Exchange Consideration”) for each $1,000 principal amount of Mirant’s currently outstanding 7.4% Senior Notes due 2004 (CUSIP No. 842815 AC 6) (the “Senior Notes”) and (ii) to exchange (the “Convertible Debentures Exchange Offer,” and together with the Senior Notes Exchange Offer, the “Exchange Offers”) $1,000 principal amount of New Secured Notes, $5.00 in cash, and Warrants for each $1,000 principal amount of Mirant’s currently outstanding 2.5% Convertible Senior Debentures due 2021 (CUSIP No. 604675 AB 4) (the “Convertible Debentures,” and together with the Senior Notes, the “Exchange Offer Securities”). Subject to the terms and conditions of the Exchange Offers and the Plan of Reorganization (as defined in the Offering Circular), Mirant will issue the Exchange Consideration in exchange for all outstanding Exchange Offer Securities that are properly tendered and not withdrawn prior to the expiration of the Exchange Offers. Mirant will also pay accrued and unpaid interest up to the date of acceptance on Exchange Offer Securities it accepts for exchange. Each of the Exchange Offers is conditioned upon the consummation of the Restructuring Transactions (as defined in the Offering Circular). The Convertible Debentures Exchange Offer and the Senior Notes Exchange Offer are independent of each other. The Exchange Offers, however, are conditioned upon at least 85% of the outstanding aggregate principal amount of the Exchange Offer Securities being validly tendered, accepted and not withdrawn (the “Minimum Tender Condition”). Mirant reserves the right to extend or terminate any of the Exchange Offers, in its sole and absolute discretion, which may be for any or no reason, and to otherwise amend any of the Exchange Offers in any respect. The Exchange Offers are open to all holders of Exchange Offer Securities, and are subject to customary conditions. Subject to applicable securities laws and the terms set forth in the Offering Circular, Mirant reserves the right to waive any and all conditions to any of the Exchange Offers.

      These materials are being forwarded to you as the beneficial owner of Exchange Offer Securities held by us for your account but not registered in your name. A tender of the Exchange Offer Securities may only be made by us as the holder of record and pursuant to your instructions.

      Accordingly, we request instructions as to whether you wish us to tender on your behalf any Exchange Offer Securities held by us for your account, pursuant to the terms and conditions set forth in the enclosed Offering Circular and Letter of Transmittal.

      Your instructions should be forwarded to us as promptly as possible in order to permit us to tender any Exchange Offer Securities on your behalf in accordance with the provisions of the applicable Exchange Offer. The Exchange Offers will expire at 12:00 Midnight, New York City time, on July 14, 2003, unless extended or earlier terminated. Mirant may, in its sole and absolute discretion, extend any or all Exchange Offers. Any Exchange Offer Securities tendered pursuant to the applicable Exchange Offer may be withdrawn at any time before the expiration of the applicable Exchange Offer or at any time after July 28, 2003 if Mirant has not accepted the tendered Exchange Offer Securities for exchange by that date.

      Your attention is directed to the following:

1. The Exchange Offers are for all of the outstanding Exchange Offer Securities.

2. The Exchange Offers are subject to certain conditions set forth in the Offering Circular under the title “The Exchange Offers — Conditions to the Completion of the Exchange Offers.”

3. Any transfer taxes incident to the transfer of Exchange Offer Securities from the holder to Mirant will be paid by Mirant, except as otherwise provided in the Letter of Transmittal.

4. The Exchange Offers expire at 12:00 Midnight, New York City time, on July 14, 2003, unless extended or earlier terminated. Mirant, in its sole and absolute discretion, may extend any or all Exchange Offers.

      If you wish to have us tender any Exchange Offer Securities, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. The Letter of Transmittal is furnished to you for information only and may not be used directly by you to tender Exchange Offer Securities.

INSTRUCTIONS WITH RESPECT TO

THE EXCHANGE OFFERS

      The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the Exchange Offers made by Mirant Corporation with respect to the Exchange Offer Securities.

      This will instruct you to tender the Exchange Offer Securities held by you for the account of the undersigned, subject to the terms and conditions set forth in the Offering Circular and the related Letter of Transmittal.

      Please tender the Exchange Offer Securities held by you for my account as indicated below:

      Senior Notes: $                     (aggregate principal amount of Senior Notes)

☐	Please do not tender any Senior Notes held by you for my account.

☐	Not applicable.

      Convertible Debentures: $                               (aggregate principal amount of Convertible Debentures)

☐	Please do not tender any Convertible Debentures held by you for my account.

☐	Not applicable.

      Dated:                           , 2003

Signature(s):

Print Name(s) here:

(Print Address(es)):

(Area Code and Telephone Number(s)):

(Taxpayer Identification Number(s)):

      None of the Exchange Offer Securities held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all the Exchange Offer Securities held by us for your account.